Exhibit 99.7

 China Carbon Announces Closing of $2,592,600 Private Placement

Press Release
Source: China Carbon Graphite Group, Inc.
On Wednesday December 23, 2009, 9:30 am EST

NEW YORK, Dec. 23, 2009 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. ("China Carbon" or the "Company") (OTCBB:CHGI - News), one of China's leading non-state-owned producers and wholesale suppliers of fine grain and high purity graphite, announced today that it has completed a private placement for gross proceeds of $2,592,600. Maxim Group LLC acted as the exclusive placement agent in connection with the financing.

The Company issued a total of 2,160,500 shares of Series B Convertible Preferred Stock and a five year warrant to purchase a total of 864,200 shares of common stock at an exercise price of $1.30 per share. The Company will redeem any outstanding Series B Preferred at $1.20 per share upon the second anniversary of the closing of the Offering. The net proceeds of the financing will be used for working capital.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon and graphite based products in China. The company is the largest wholesale supplier of fine grain and high purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare-earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the company was approved and designated by Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, visit http://www.chinacarboninc.com. Any information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors. The Company does not assume a duty to update these forward-looking statements.